PRESS RELEASE


Contact: David J. O'Connor
         President and Chief Executive Officer
         New England Bancshares, Inc.
         (860) 253-5200

              NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

         Enfield, Connecticut - May 8, 2006. New England Bancshares, Inc. (Nasdaq NM: NEBS) announced today that the Company's Board of Directors declared a cash dividend for the quarter ended March 31, 2006 of $0.03 per share. The cash dividend will be payable on June 9, 2006 to stockholders of record on May 23, 2006.

         New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Ellington, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.
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